Exhibit 15

August 8, 2008
TrustCo Bank Corp NY
Glenville, New York

Re: Filing on the June 30, 2008 Form 10-Q for TrustCo Bank Corp NY

With respect to the registration statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-123988), and Form S-3 (No. 333-146926) of TrustCo Bank Corp NY and subsidiaries we acknowledge our awareness of the incorporation by reference therein of our report dated August 8, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/KPMG LLP
______________________________
KPMG LLP

Albany, New York
August  8, 2008